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                                                          Exhibit (d)(2)(O)(iii)

[ING FUNDS LOGO]


April 29, 2005


David M. Goldenberg, Esq.
UBS Global Asset Management (Americas) Inc.
51 West 52nd Street
New York, NY  10019-6114


Dear Mr. Goldenberg:

     Pursuant to Sections 6 and 17 of the Portfolio Management Agreement dated May 1, 2003, among ING Investors Trust, Directed Services, Inc. and UBS Global Asset Management (Americas) Inc. (the "Agreement") we hereby modify the fees payable to the Portfolio Manager for ING UBS U.S. Allocation Portfolio (formerly ING UBS U.S. Balanced Portfolio) (the "Portfolio"), effective April 29, 2005.

     Upon your acceptance, the Agreement will be modified to reflect the fee changes to the annual portfolio management fees for the Portfolio as indicated on AMENDED SCHEDULE B of the Agreement. The AMENDED SCHEDULE B, with the annual portfolio management fees indicated for the Portfolio, is attached hereto.

     Please signify your acceptance of the modified fees under the Agreement with respect to the Portfolio by signing below.

                                             Very sincerely,


                                             /s/ Robert S. Naka
                                             ------------------
                                             Robert S. Naka
                                             Senior Vice President
                                             ING Investors Trust


ACCEPTED AND AGREED TO:
UBS Global Asset Management (Americas) Inc.

By:    /s/ Mark F. Kemper/ /s/ Mary S. Capasso
       ---------------------------------------
Name:  Mark F. Kemper/ Mary S. Capasso
       -------------------------------
Title: Secretary/Director, Duly Authorized
       -----------------------------------


7337 E. Doubletree Ranch Rd.      Tel: 480-477-3000          ING Investors Trust
Scottsdale, AZ 85258-2034         Fax: 480-477-2744
                                  www.ingfunds.com

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                               AMENDED SCHEDULE B
                       COMPENSATION FOR SERVICES TO SERIES

     For the services provided by UBS Global Asset Management (Americas) Inc. (the "Portfolio Manager") to the following Series of ING Investors Trust, pursuant to the attached Portfolio Management Agreement, the Manager will pay the Portfolio Manager a fee, computed daily and payable monthly, based on the average daily net assets of the Series at the following annual rates of the average daily net assets of the Series:

SERIES                                RATE
------                                ----
ING UBS U.S. Allocation Portfolio     0.40% on first $100 million;
                                      0.35% on next $200 million;
                                      0.30% on next $200 million; and
                                      0.25% thereafter

     If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion that such period bears to the full month in which such effectiveness or termination occurs.

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